MEDIA ADVISORY

American Realty Capital Trust [ARCT] to Ring The NASDAQ Stock Market Closing Bell in Celebration of New Listing

4 Times Square (corner 43rd & Broadway) New York, NY 10036 Tel 646 441 5200	What:
American Realty Capital Trust [ARCT] will visit the NASDAQ MarketSite in Times Square in celebration of its listing on The NASDAQ Global Select Market, which took place on Thursday, March 1, 2012.

In honor of the occasion, Nicholas S. Schorsch, Chairman and William M. Kahane, CEO and President will ring the Closing Bell.

Where:
NASDAQ MarketSite – 4 Times Square – 43rd & Broadway – Broadcast Studio
When:
Wednesday, March 14, 2012 – 3:45 p.m. to 4:00 p.m. ET

Contact:
Tony DeFazio
(484) 532-7783
tony@defaziocommunications.com

NASDAQ MarketSite:
Jen Knapp
(212) 401-8916
Jennifer.knapp@nasdaqomx.com

Feed Information:
Fiber Line (Encompass Waterfront): 4463
Gal 3C/06C 95.05 degrees West
18 mhz Lower
DL 3811 Vertical
FEC 3/4
SR 13.235
DR 18.295411
MOD 4:2:0
DVBS QPSK

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For multimedia features such as exclusive content, photo postings, status updates and video of bell ceremonies please visit our Facebook page at:
http://www.facebook.com/#!/NASDAQ.

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http://twitter.com/nasdaqomx

Webcast:
A live webcast of the NASDAQ Closing Bell will be available at:
http://www.nasdaq.com/about/marketsitetowervideo.asx or http://social.nasdaqomx.com.

Photos:
To obtain a hi-resolution photograph of the Market Close, please go to http://www.nasdaq.com/reference/marketsite_events.stm and click on the market close of your choice.

4 Times Square (corner 43rd & Broadway) New York, NY 10036 Tel 646 441 5200	About American Realty Capital Trust [ARCT]:
ARCT is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants. ARCT’s primary business objectives are to generate dependable monthly cash distributions from a consistent and predictable level of funds from operations per share and to grow cash available for distributions through accretive acquisitions and have embedded rental rate growth leases that provide for increasing cash rents over time. Today, ARCT’s $2.7 billion portfolio (based on established enterprise value) consists of 485 properties aggregating almost 16 million square feet with broad diversification across industry, geography and tenancy. ARCT’s portfolio is 100% occupied with a weighted average remaining lease duration of over 13 years.

About NASDAQ OMX:
The NASDAQ OMX Group, Inc. is the world's largest exchange company. It delivers trading, exchange technology and public company services across six continents, with more than 3,500 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX first North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/#!/NASDAQ) and Twitter (http://www.twitter.com/nasdaqomx).

-NDAQA-